Zumiez Inc. Reports January 2012 Sales Results

Net Sales Increased 19.2% to $31.8 Million; January 2012 Comparable Store Sales Increased 10.8%

EVERETT, WA -- (Marketwire - February 01, 2012) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended January 28, 2012 increased 19.2% to $31.8 million, compared to $26.7 million for the four-week period ended January 29, 2011. The Company's comparable store sales increased 10.8% for the four-week period, on top of a comparable store sales increase of 15.3% in the year ago period.

The Company's fourth quarter (13-weeks) comparable store sales were 9.7% on top of 13.0% in the prior year quarter (13-weeks) and for the full year fiscal 2011 (52-weeks) comparable store sales were 8.7% on top of 11.9% in fiscal 2010 (52-weeks).

To hear the Zumiez prerecorded January sales message, please dial (585) 295-6795 or (866) 862-7693 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of January 28, 2012 we operated 434 stores in the United States and 10 stores in Canada, which are primarily located in shopping malls, and our web site address is www.zumiez.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200